UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 1, 2010

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lancaster Avenue
Malvern, PA 19355	19355-2143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 1, 2010, Vishay Intertechnology, Inc. (“Vishay” or the “Company”) entered into a five year Credit Agreement with a consortium of banks led by JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “New Credit Facility”), which provides an aggregate commitment of $450 million of revolving loans available until December 1, 2015. The New Credit Facility also provides for the ability of Vishay to request up to $100 million of incremental revolving commitments, subject to the satisfaction of certain conditions. Pursuant to the New Credit Facility, Vishay borrowed $240 million to repay all of the outstanding amounts under its previously existing revolving credit facility with a consortium of banks led by Comerica Bank (“Comerica facility”) that was scheduled to expire on April 20, 2012.

Borrowings under the New Credit Facility will bear interest at LIBOR plus an interest margin. The applicable interest margin is based on Vishay’s then current leverage ratio. Based on Vishay’s current leverage ratio, borrowings bear interest at LIBOR plus 1.65%. Vishay is also required to pay facility fees on the entire commitment amount, which fees are based on Vishay’s current leverage ratio. The facility fee, based on Vishay’s current leverage ratio, is 0.35% per annum.

The borrowings under the New Credit Facility are secured by a lien on substantially all assets located in the United States, including accounts receivable, inventory, machinery and equipment, and general intangibles (but excluding real estate, intellectual property registered or licensed for use in, or arising under the laws of, any country other than the United States, and bank and securities accounts), of Vishay and certain significant domestic subsidiaries, and pledges of stock in certain significant domestic and foreign subsidiaries; and are guaranteed by certain significant subsidiaries. Certain of the Company’s subsidiaries are permitted to borrow under the New Credit Facility, subject to the satisfaction of specified conditions. Any borrowings by these subsidiaries under the New Credit Facility are guaranteed by Vishay. The New Credit Facility also restricts the Company and its subsidiaries from, among other things, incurring indebtedness, incurring liens on its respective assets, making investments and acquisitions, making asset sales, and paying cash dividends and making other restricted payments, and requires the Company to comply with other covenants, including the maintenance of specific financial ratios.

The New Credit Facility also contains customary events of default, including, but not limited to, failure to pay principal or interest, failure to pay or default under other material debt, misrepresentation or breach of warranty, violation of certain covenants, a change of control, the commencement of bankruptcy proceedings, the insolvency of Vishay or certain of its significant subsidiaries, and the rendering of a judgment in excess of $25 million against Vishay or certain of its significant subsidiaries. Upon the occurrence of an event of default under the New Credit Facility, Vishay’s obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated.

The description of the New Credit Facility set forth in this Item 1.01 is qualified in its entirety by reference to the text of the credit agreement incorporated by reference in this report as Exhibit 10.1.

Item 1.02 – Termination of a Material Definitive Agreement

Effective December 1, 2010, in connection with the entry into the New Credit Facility described in Item 1.01 hereof, Vishay terminated its existing Comerica facility that was scheduled to expire on April 20, 2012.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective December 1, 2010, Vishay entered into the Credit Agreement more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 2.03.

Item 8.01 – Other Events

On December 1, 2010, Vishay issued a press release regarding the matters described in Items 1.01 and 1.02 above.

A copy of the press release is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of December 1, 2010 among Vishay Intertechnology, Inc. and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto.

99.1	Press release dated December 1, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: December 1, 2010

VISHAY INTERTECHNOLOGY, INC.

By: /s/ Lior E. Yahalomi

Name: Dr. Lior E. Yahalomi
Title:	Executive Vice President and
Chief Financial Officer